Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

TUESDAY, FEBRUARY 28, 2006

STRATEGIC HOTELS & RESORTS REPORTS FOURTH QUARTER AND

FULL YEAR 2005 FINANCIAL RESULTS

Chicago, IL – February 28, 2006 – Strategic Hotel Capital, Inc. (NYSE: SLH), which operates as Strategic Hotels and Resorts, today reported results for the fourth quarter and full year ended December 31, 2005 that exceeded previous earnings guidance.

Financial Highlights

•	Increase of 9.8 percent Total RevPAR and 7.9 percent RevPAR in the North American same store portfolio for fourth quarter 2005. RevPAR growth was driven by a 3.2 percent rise in ADR and a 4.6 percent rise in occupancy. Total RevPAR and RevPAR for the total North American portfolio grew 10.2 percent and 10.6 percent for the quarter;

•	Increase of 9.8 percent Total RevPAR and 9.9 percent RevPAR in the North American same store portfolio for full year 2005. RevPAR growth was driven by a 5.7 percent rise in ADR and a 4.1 percent rise in occupancy. Total RevPAR and RevPAR for the total North American portfolio grew 11.4 percent and 12.5 percent for the year;

•	Quarterly Comparable EBITDA of $27.4 million, an increase of 36 percent over prior year;

•	Quarterly Comparable FFO of $0.33 per fully converted share, an increase of 22 percent over prior year;

•	Full year 2005 Comparable EBITDA of $116.0 million;

•	Full year 2005 Comparable FFO of $1.55 per fully converted share;

•	Management reaffirms its previously released 2006 guidance of Adjusted EBITDA and FFO per fully converted share of $156.4 million to $165.4 million and $1.45 to $1.60 per share, respectively.

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Previously Announced Fourth Quarter Activities

•	Closed on the dispositions of the Embassy Suites Lake Buena Vista Resort and the Marriott Schaumburg, for net sales prices of $54.8 million and $21.5 million, respectively;

•	Completed refinancing of the $238.9 million CMBS loan and amended line of credit to provide lower pricing and additional unused capacity;

•	Expanded the Board of Directors with the addition of two independent directors;

•	Began operating as Strategic Hotels & Resorts in order to better represent the company’s asset intensive focus and ownership in high-end hotels and luxury resorts.

Subsequent Events

•	Closed on a 45 percent managing joint venture ownership interest in the Hotel del Coronado in San Diego, California;

•	Completed a public offering for $115 million of 8.25% Series B Cumulative Redeemable Preferred Stock;

•	Entered into an agreement to acquire the Four Seasons Washington, D.C. for $168.9 million;

•	Completed an offering of 20.7 million shares of common stock comprised of 8.0 million primary shares from the company and 12.7 million secondary shares from selling shareholders. Net proceeds to the company, after underwriting discounts and estimated offering expenses, of $151.9 million;

•	Accepted the resignation of two directors associated with certain shareholders affiliated or associated with Prudential Financial, Inc. and Whitehall Street Real Estate Limited Partnerships VII and IX, resulting from the complete divestiture of ownership interests.

Due to the company’s restructuring at its IPO in June 2004, many full year 2005 year-over-year comparisons are not representative of performance. “Same store” hotel comparisons for the full year 2005 are derived from the company’s North American portfolio at December 31, 2005, excluding properties held for less than two fiscal years (the Ritz-Carlton Half Moon Bay, acquired on August 24, 2004, the InterContinental Chicago and InterContinental Miami, both acquired on April 1, 2005, and the Fairmont Chicago acquired on September 1, 2005) and excluding the Hyatt Regency New Orleans, which was taken out of service on August 29, 2005, due to damage from Hurricane Katrina. “Same store” hotel comparisons for the fourth quarter 2005 are derived from the company’s North American portfolio at December 31, 2005, excluding properties held for less than five quarters (the InterContinental Chicago and InterContinental Miami, both acquired on April 1, 2005, and the Fairmont Chicago acquired on September 1, 2005) and excluding the Hyatt Regency New Orleans.

Total North American portfolio comparisons are derived from the company’s hotel portfolio at December 31, 2005, which includes newly acquired properties, excludes the Hyatt Regency New Orleans, and includes comparisons with operating statistics in periods prior to ownership by the company.

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Laurence Geller, chief executive officer of Strategic Hotels & Resorts, commented, “Our first full year as a public company was by all measures, clearly a spectacular success. We achieved all of our goals for the year including generating broad growth across our portfolio, selectively adding properties with strong real estate underpinnings, developing our multi-year internal investment strategy, creating a strong balance sheet, and most recently removing the overhang from our sponsoring shareholders while generating one of the highest total shareholder returns for all REITs. I am particularly proud of our internal investments in highly skilled human capital to support our myriad of activities and our rigorous, multi-disciplined, research driven approach supporting thoughtful analysis and decisions that have permitted us to bring the company so far in one year.”

Operating Results

The company reported net income available to common shareholders of $14.0 million, or $0.32 per diluted share for the fourth quarter compared with a net loss of $9.4 million, or $0.31 per diluted share, for the fourth quarter of 2004. For the year ending December 31, 2005, the company reported net income available to common shareholders of $23.5 million, or $0.66 per diluted share.

Adjusted EBITDA for the fourth quarter was $40.5 million compared with $7.4 million for the fourth quarter of 2004. Excluding losses on early extinguishment of debt of $8.1 million and a gain on sale of assets totaling $21.2 million, Comparable EBITDA was $27.4 million for the quarter versus Comparable EBITDA of $20.1 million for fourth quarter 2004 after excluding an impairment loss of $12.7 million. Adjusted EBITDA for the year was $129.1 million. Excluding losses on early extinguishment of debt and gain on sale of assets, Comparable EBITDA was $116.0 million for the year.

FFO in the fourth quarter was $9.2 million, or $0.17 per fully converted share, compared with a loss of $1.9 million, or $0.05 per fully converted share in the fourth quarter of 2004. Excluding losses on early extinguishment of debt of $8.1 million, Comparable FFO was $17.3 million, or $0.33 per fully converted share for the quarter versus Comparable FFO of $10.7 million, or $0.27 per fully converted share, for fourth quarter 2004 after excluding an impairment loss of $12.7 million. For the full year, the company reported FFO of $61.3 million, or $1.37 per fully converted share. Excluding losses on early extinguishment of debt, full year 2005 Comparable FFO per fully converted share was $1.55. “Fully converted” per share results represent FFO before minority interest adjustments, divided by the weighted average total number of shares and operating partnership units convertible into shares.

North American same store portfolio Total RevPAR increased 9.8 percent during the quarter over the prior period in 2004. North American same store Total RevPAR for the year rose 9.8 percent. Total RevPAR for the total North American portfolio grew 10.2 percent for the quarter and 11.4 percent for the year.

North American same store RevPAR increased 7.9 percent during the quarter due to a 4.6 percent rise in occupancy and 3.2 percent increase in ADR. North American same store RevPAR for the year rose 9.9 percent due to a 4.1 percent rise in occupancy and 5.7 percent increase in ADR. RevPAR for the total North American portfolio grew 10.6 percent for the quarter and 12.5 percent for the year.

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For the European hotels, RevPAR for the fourth quarter decreased by 6.6 percent over the fourth quarter of 2004, due to a 7.7 percent decrease in ADR and 1.1 percent increase in occupancy. For the year, RevPAR increased 3.4 percent driven by a 4.1 percent increase in ADR and a 0.6 percent decrease in occupancy. The operating results for the quarter were negatively impacted by changes in exchange rates.

Portfolio Update

As previously announced, the company closed on the disposition of the Marriott Schaumburg for a net sales price of $21.5 million and the Embassy Suites Lake Buena Vista for a net sales price of $54.8 million.

Balance Sheet and Capital Market Activity

During the quarter, the company refinanced its $238.9 million CMBS loan, decreasing the size to $220.0 million, with the capacity to draw up to $350.0 million. In addition, the pricing was reduced by 56 basis points to LIBOR plus 85 basis points. The company also amended its line of credit, changing the pricing to leverage-based grid pricing with an initial rate of LIBOR plus 150 basis points from LIBOR plus 295 basis points previously, as well as reducing the size of the facility from $175.0 million to $125.0 million. The combined facilities have $246.0 million outstanding and provided $229.0 million of unused capacity at year end.

Quarterly Distribution

The Board of Directors previously declared a fourth quarter dividend of $0.22 per share of common stock, payable to shareholders of record as of the close of business Friday, December 30, 2005. The dividend was paid on January 20, 2006. Additionally, the Board declared a quarterly dividend of $0.53125 per share of 8.5% Series A Cumulative Redeemable Preferred Stock, which was paid on December 30, 2005, to shareholders of record as of December 20, 2005.

Recent Events

As previously announced, subsequent to the quarter end, the company closed on the agreement to acquire a 45 percent managing joint venture ownership interest in the Hotel del Coronado in San Diego, California. An affiliate of Kohlberg Kravis Roberts & Co. holds 41 percent and KSL Resorts holds the remaining 14 percent of the joint venture. The agreed upon market value of the new joint venture was $745 million, of which Strategic’s total equity investment was approximately $70 million.

The company closed a public offering of 4,600,000 shares of its 8.25% Series B Cumulative Redeemable Preferred Stock (liquidation preference $25 per share). Net proceeds totaled $110.9 million after underwriting discounts and estimated offering expenses.

A common stock offering of 20,731,640 shares was completed at a price of $20.00 per share. The company sold a total of 8,000,000 primary shares of common stock and certain shareholders affiliated or associated with Prudential Financial, Inc. and Whitehall Street Real Estate Limited Partnerships VII and IX sold 12,731,640 secondary shares of common stock. The 8,000,000 shares of common stock sold by

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the company resulted in net proceeds of $151.9 million, after underwriting discounts and estimated offering expenses.

Management Reaffirms 2006 Outlook

Management reaffirms its full year 2006 guidance with Adjusted EBITDA in the range of $156.4 million to $165.4 million, and FFO per fully converted share in the range of $1.45 to $1.60.

The company’s 2006 guidance assumes continued growth in the lodging sector resulting in North American same store RevPAR and Total RevPAR growth of 9.0 percent to 11.0 percent and 7.5 percent to 9.5 percent, respectively.

The following tables reconcile projected 2006 net income to projected FFO and Adjusted EBITDA (in millions, except per share data):

	Low Range	High Range
Net Income	$14.0	$22.9
Deferred Tax on Realized Portion of Deferred Gain	1.4	1.4
Realized Portion of Deferred Gain on Sale Leasebacks	(4.6)	(4.6)
Depreciation	55.7	55.7
Depreciation from Unconsolidated Affiliates	19.8	19.8
Minority Interest of SH Funding	0.7	0.8
Minority Interest of Consolidated Joint Ventures	(1.4)	(1.4)

Funds from Operations	85.6	94.6
FFO per Fully Converted Share	$1.45	$1.60

	Low Range	High Range
Net Income	$14.0	$22.9
Preferred Shareholder Dividends	17.2	17.2
Realized Portion of Deferred Gain on Sale Leasebacks	(4.6)	(4.6)
Depreciation	55.7	55.7
Minority Interest of SH Funding	0.7	0.8
Minority Interest of Consolidated Joint Ventures	(3.3)	(3.3)
Interest Expense	29.7	29.7
Adjustments from Unconsolidated Affiliates	40.8	40.8
Income Taxes	6.2	6.2

Adjusted EBITDA	$156.4	$165.4

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First Quarter 2006 Guidance

For the first quarter 2006, the company anticipates that Adjusted EBITDA will be in the range of $35.1 million to $37.4 million, net income available to common shareholders will be in the range of $2.6 million to $4.9 million, FFO will be in the range of $18.4 million and $20.7 million, and FFO per fully converted share will be in the range of $0.32 to $0.36.

The company expects first quarter 2006 North American same store RevPAR growth in the range of 7.0 percent to 9.0 percent. The company expects first quarter 2006 North American same store Total RevPAR growth in the range of 6.5 percent to 8.5 percent.

The following tables reconcile projected first quarter 2006 net income to projected FFO and Adjusted EBITDA.

	Low Range	High Range
Net Income	$2.6	$4.9
Deferred Tax on Realized Portion of Deferred Gain	0.3	0.3
Realized Portion of Deferred Gain on Sale Leasebacks	(1.1)	(1.1)
Depreciation	11.9	11.9
Depreciation from Unconsolidated Affiliates	4.9	4.9
Minority Interest of SH Funding	0.2	0.2
Minority Interest of Consolidated Joint Ventures	(0.4)	(0.4)

Funds from Operations	18.4	20.7
FFO per Fully Converted Share	$0.32	$0.36

	Low Range	High Range
Net Income	$2.6	$4.9
Preferred Shareholder Dividends	3.7	3.7
Realized Portion of Deferred Gain on Sale Leasebacks	(1.1)	(1.1)
Depreciation	11.9	11.9
Minority Interest of SH Funding	0.2	0.2
Minority Interest of Consolidated Joint Ventures	(0.8)	(0.8)
Interest Expense	8.0	8.0
Adjustments from Unconsolidated Affiliates	10.1	10.1
Income Taxes	0.5	0.5

Adjusted EBITDA	$35.1	$37.4

Earnings Call

The company will conduct its quarterly conference call for investors and other interested parties on Wednesday, March 1st at 11:00 a.m. Eastern Standard Time (EST). Interested individuals are invited to listen to the call by telephone at (800) 817-4887. To participate on the webcast, log on to www.strategichotels.com or www.earnings.com 15 minutes before the call to download the necessary software.

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The company also produces supplemental financial data that includes detailed information regarding the operating results. This supplemental data is considered an integral part of this earnings release and together with the release, is available on the Strategic Hotels & Resorts website at www.strategichotels.com in the investor relations section.

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 17 properties with an aggregate of 8,269 rooms. For further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotel Capital (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Three Months and Years Ended December 31, 2005 and 2004

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Revenues:
Rooms	$68,628	$48,705	$257,628	$248,371
Food and beverage	49,940	32,563	164,838	138,480
Other hotel operating revenue	15,263	13,715	53,492	49,827

	133,831	94,983	475,958	436,678
Lease revenue	3,294	3,314	16,787	24,233

Total revenues	137,125	98,297	492,745	460,911

Operating Costs and Expenses:
Rooms	17,862	11,433	62,730	62,772
Food and beverage	34,511	24,196	116,493	106,131
Other departmental expenses	40,069	29,180	136,559	125,803
Management fees	3,398	3,837	15,033	16,351
Other property level expenses	7,730	5,638	29,089	27,722
Lease expense	3,210	3,257	13,178	6,446
Depreciation and amortization	13,568	9,591	49,824	57,275
Corporate expenses	6,237	4,352	21,023	28,845

Total operating costs and expenses	126,585	91,484	443,929	431,345

Operating income	10,540	6,813	48,816	29,566
Interest expense	(8,611)	(7,084)	(36,142)	(62,191)
Interest income	991	252	2,117	1,255
(Loss) gain on early extinguishment of debt	(7,572)	29	(7,572)	(20,874)
Other income, net	1,698	1,233	8,359	549

(Loss) income before income taxes, minority interests and discontinued operations	(2,954)	1,243	15,578	(51,695)
Income tax benefit (expense)	1,064	(1,628)	(1,298)	(2,388)
Minority interests	301	83	(3,508)	1,993

(Loss) income from continuing operations	(1,589)	(302)	10,772	(52,090)
Income (loss) from discontinued operations	17,720	(9,116)	19,488	65,423

Net income (loss)	16,131	(9,418)	30,260	13,333
Preferred shareholder dividend	(2,125)	—	(6,753)	—

Net income (loss) available to common shareholders	$14,006	$(9,418)	$23,507	$13,333

Basic Income (Loss) Per Share:
(Loss) income from continuing operations available to common shareholders per share	$(0.08)	$(0.01)	$0.11	$(2.14)
Income (loss) from discontinued operations per share	0.40	(0.30)	0.55	2.69

Net income (loss) available to common shareholders per share	$0.32	$(0.31)	$0.66	$0.55

Basic weighted-average common shares outstanding	44,086	30,204	35,376	24,390

Diluted Income (Loss) Per Share:
(Loss) income from continuing operations available to common shareholders per share	$(0.08)	$(0.08)	$0.11	$(2.14)
Income (loss) from discontinued operations per share	0.40	(0.23)	0.55	2.69

Net income (loss) available to common shareholders per share	$0.32	$(0.31)	$0.66	$0.55

Diluted weighted-average common shares outstanding	44,086	39,753	35,577	24,390

December 31, 2005 and 2004

Consolidated Balance Sheets

(in thousands, except share data)

	Years Ended December 31,
	2005	2004
Assets
Property and equipment	$1,300,250	$952,717
Less accumulated depreciation	(217,695)	(222,150)

Net property and equipment	1,082,555	730,567

Goodwill	66,656	66,438
Intangible assets (net of accumulated amortization of $1,340 and $87, respectively)	2,129	1,613
Investment in hotel joint venture	12,886	12,060
Cash and cash equivalents	65,017	40,071
Restricted cash and cash equivalents	32,115	26,979
Accounts receivable (net of allowance for doubtful accounts of $427 and $361, respectively)	31,286	21,056
Deferred financing costs (net of accumulated amortization of $969 and $1,420, respectively)	7,544	11,178
Other assets	122,334	80,388
Insurance recoveries receivable	25,588	—

Total assets	$1,448,110	$990,350

Liabilities and Owners’ Equity
Liabilities:
Mortgages and other debt payable	$633,380	$489,140
Bank credit facility	26,000	54,000
Accounts payable and accrued expenses	90,486	58,946
Distributions payable	11,531	8,709
Deferred fees on management contracts	—	2,333
Deferred gain on sale of hotels	99,970	119,616

Total liabilities	861,367	732,744
Minority interests in SHCI’s operating partnership	76,030	61,053
Minority interests in consolidated hotel joint ventures	11,616	—
Owners’ equity:
8.5% Series A Cumulative Redeemable Preferred Shares ($0.01 par value; 4,000,000 shares issued and outstanding; liquidation preference $25.00 per share)	97,553	—
Common shares ($0.01 par value; 150,000,000 common shares authorized; 43,878,273 and 30,035,701 common shares issued and outstanding, respectively)	439	300
Additional paid-in capital	688,250	483,691
Deferred compensation	(1,916)	(1,731)
Accumulated deficit	(241,613)	(271,873)
Accumulated distributions to shareholders	(53,142)	(13,447)
Accumulated other comprehensive income (loss)	9,526	(387)

Total owners’ equity	499,097	196,553

Total liabilities and owners' equity	$1,448,110	$990,350

Three Months and Years Ended December 31, 2005 and 2004

REIT Hotel Statements of Operations (a)

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
REIT Hotel Revenues:
Rooms	$68,628	$48,705	$257,628	$170,300
Food and beverage	49,940	32,563	164,838	102,633
Other hotel operating revenue	15,263	13,715	53,492	41,135

	133,831	94,983	475,958	314,068
Lease revenue (b)	3,294	3,314	16,787	20,698

REIT hotel revenues	137,125	98,297	492,745	334,766

REIT Hotel Expenses:
Rooms	17,862	11,433	62,730	38,859
Food and beverage	34,511	24,196	116,493	76,266
Other departmental expenses	40,069	29,180	136,559	94,512
Management fees	3,398	3,837	15,033	13,431
Other property level expenses	7,730	5,638	29,089	17,953
Lease expense	3,210	3,257	13,178	6,446

REIT hotel expenses	106,780	77,541	373,082	247,467

REIT Hotel Adjusted Operating Income	30,345	20,756	119,663	87,299

Interest expense, net	(7,620)	(6,832)	(34,025)	(38,698)
(Loss) gain on early extinguishment of debt	(7,572)	29	(7,572)	(8,211)
Other income, net (c)	448	(17)	3,359	(1,951)

Income before income taxes and minority interests	15,601	13,936	81,425	38,439
Income tax benefit (expense)	1,064	(1,628)	(1,298)	(2,388)
Minority interests (d)	301	83	(3,508)	1,993

REIT Hotel Income	16,966	12,391	76,619	38,044

REIT depreciation and amortization	(13,568)	(9,591)	(49,824)	(37,590)
Corporate expenses	(6,237)	(4,352)	(21,023)	(28,845)
Asset management fees related to distributed assets (e)	1,250	1,250	5,000	2,500
Non-REIT hotel results, net	—	—	—	(26,199)
Income (loss) from discontinued operations	17,720	(9,116)	19,488	65,423

Net Income (Loss)	$16,131	$(9,418)	$30,260	$13,333

Supplemental Financial Information

Three Months and Years Ended December 31, 2005 and 2004

(a) REIT hotel operating data above excludes the results of operations of the distributed assets that are required to be included in GAAP financial statement presentations prior to the date of the IPO because we are deemed to have continuing involvement as a result of our agreement to asset manage those assets. In addition, REIT hotel operating data above also excludes the results of operations of hotels sold. As a result, we have presented only REIT hotel operating results and a reconciliation of REIT hotel income to net income (loss), the most directly comparable GAAP measure.

REIT hotel operating results are presented because we believe that it most fairly represents comparable period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. Because of the elimination of the non-REIT hotel operations, the REIT hotel operating results do not represent our total revenues, expenses or operating profit in accordance with GAAP. These results should be considered in combination with our GAAP financial statements by investors when evaluating our performance.

(b) Until March 1, 2004, the Hamburg Marriott was accounted for under the equity method. After March 1, 2004 when we acquired our joint venture partner’s 65% leasehold interest in the property, we record lease revenue for the Hamburg Marriott. Lease revenue for the year ended December 31, 2004 includes revenues from the Hyatt Regency New Orleans until June 29, 2004 when we converted the Hyatt Regency New Orleans lease to a management agreement. Prior to June 29, 2004, the Paris Marriott Champs Elysees was accounted for as a finance obligation and we consolidated its results because of a continuing involvement in supporting the financing of the property through a collateralized guarantee. On June 29, 2004, we recorded a sale and leaseback related to the Paris Marriott Champs Elysees. Subsequent to June 29, 2004, we earn only lease revenue from the Hamburg Marriott and the Paris Marriott Champs Elysees.

(c) Other income, net includes our equity in earnings or losses of our investment in the Prague hotel joint venture for the three months and years ended December 31, 2005 and 2004 as well as earnings or losses from our investment in the Hamburg Marriott hotel joint venture are included in the year ended December 31, 2004 until the acquisition of our joint venture partner’s interest in the property on March 1, 2004.

(d) There are two components to our minority interests. First, we reflect minority interests related to the InterContinental Chicago and Miami hotels on the balance sheet for the 15% portion of the properties consolidated by us, but not owned by us. The $11,616,000 minority interest balance was established based on the historical book value of the assets at the time of the transaction. The earnings or losses from these properties attributable to minority interests are normally reflected as minority interests in the statements of operations; however, based on the partnership agreements with IHG, we receive a preferred return of all the net cash flow (as defined in the agreements) at the properties through December 31, 2005, up to a certain threshold. The threshold was not exceeded in 2005; therefore no earnings or losses from these properties have been reflected as adjustments to minority interests. Second, minority interest in SHC Funding on the consolidated balance sheets is calculated by dividing the number of units held by the minority interests by the sum of SHCI’s units and the units held by the minority interests, all calculated based on the units outstanding at the end of the period. Net income (loss) is allocated to minority interests in SHC Funding based on their weighted average ownership percentages during the period. The ownership percentage is calculated by dividing the number of units held by the minority interests by the sum of SHCI’s units and the units held by the minority interests, all calculated based on the weighted average days outstanding.

(e) We have an asset management agreement with SHC LLC, under which we manage the day-to-day business of SHC LLC for an initial annual fee of $5,000,000, payable monthly in arrears. The term of the agreement is for five years, commenced on June 29, 2004 and will renew unless prior written notice is given. In addition, SHC LLC has the right to terminate the agreement if certain events occur. SHC LLC recently sold three properties in 2005 and one property in 2006. As a result of the disposition of these properties, the asset management fee was reduced by approximately $2.2 million annually.

December 31, 2005

Non-GAAP Financial Measures

In addition to REIT hotel income, six other non-GAAP financial measures are presented for the Company that we believe are useful to investors as key measures of our operating performance: Funds from Operations (FFO); Fully Converted FFO; and Comparable FFO; Earnings Before Interest Expense, Taxes, Depreciation and Amortization (EBITDA); and Adjusted EBITDA; and Comparable EBITDA. Reconciliation of these measures to net income (loss) available to common shareholders, the most directly comparable GAAP measure, is set forth in the following tables.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which adopted a definition of FFO in order to promote an industry-wide standard measure of REIT operating performance that would not have certain drawbacks associated with net income (loss) under GAAP. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or (losses) from sales of property plus real estate-related depreciation and amortization, and after adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. We also present Fully Converted FFO, which is FFO plus convertible debt interest expense and minority interest expense on convertible minority interests. We also present Comparable FFO, which is Fully Converted FFO excluding the impact of any gains or losses on early extinguishment of debt and impairment losses. We believe that the presentation of FFO, Fully Converted FFO and Comparable FFO provides useful information to investors regarding our results of operations because they are measures of our ability to fund capital expenditures and expand our business. In addition, FFO is widely used in the real estate industry to measure operating performance without regard to items such as depreciation and amortization.

EBITDA represents net income (loss) available to common shareholders excluding: (i) interest expense, (ii) income tax expense, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA also excludes interest expense, income tax expense and depreciation and amortization of our equity method investments. EBITDA for 2005 and 2004 is presented on a full participation basis, which means we have assumed conversion of all operating partnership minority interests into the Company's common shares. We believe this treatment of minority interest provides more useful information for management and our investors and appropriately considers our current capital structure. We also present Adjusted EBITDA, which eliminates the effect of realizing deferred gains on our sale leasebacks. We also present Comparable EBITDA, which eliminates the effect of gains or losses on sales of assets and early extinguishment of debt and impairment losses. We believe EBITDA, Adjusted EBITDA and Comparable EBITDA are useful to management and investors in evaluating our operating performance because they provide management and investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe they help management and investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA, Adjusted EBITDA and Comparable EBITDA as measures in determining the value of acquisitions and dispositions.

We caution investors that amounts presented in accordance with our definitions of FFO, Fully Converted FFO, Comparable FFO, EBITDA, Adjusted EBITDA and Comparable EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. FFO, Fully Converted FFO, Comparable FFO, EBITDA, Adjusted EBITDA and Comparable EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. FFO, Fully Converted FFO, Comparable FFO, EBITDA, Adjusted EBITDA and Comparable EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that FFO, Fully Converted FFO, Comparable FFO, EBITDA, Adjusted EBITDA and Comparable EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to comparable GAAP measures such as net income. In addition, you should be aware that adverse economic and market conditions might negatively impact our cash flow. Below, we have provided a quantitative reconciliation of FFO, Fully Converted FFO, Comparable FFO, EBITDA, Adjusted EBITDA and Comparable EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss) available to common shareholders, and provide an explanatory description by footnote of the items excluded from FFO, Fully Converted FFO, EBITDA and Adjusted EBITDA. Prior year amounts have been adjusted to conform to the current year presentation of a fully converted basis.

Three Months and Years Ended December 31, 2005 and 2004

Reconciliation of Net Income (Loss) Available to Common Shareholders to

EBITDA, Adjusted EBITDA and Comparable EBITDA

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Net income (loss) available to common shareholders	$14,006	$(9,418)	$23,507	$13,333
Depreciation and amortization - continuing operations	13,568	9,591	49,824	57,275
Depreciation and amortization - discontinued operations	—	1,062	2,782	4,188
Interest expense - continuing operations	8,611	7,084	36,142	62,191
Interest expense - discontinued operations	231	397	1,607	2,964
Income taxes - continuing operations	(1,064)	4,055	1,298	4,815
Mexican asset tax refund	—	(2,427)	—	(2,427)
Minority interests	3,057	(2,914)	7,396	(4,831)
Adjustments from unconsolidated affiliates	1,031	1,064	4,166	5,672
Preferred shareholder dividend	2,125	—	6,753	—

EBITDA (a)	41,565	8,494	133,475	143,180
Realized portion of deferred gain on sale leasebacks	(1,061)	(1,058)	(4,355)	(2,180)

Adjusted EBITDA (a)	40,504	7,436	129,120	141,000
Gain on sale of assets - discontinued operations	(21,202)	—	(21,202)	(75,982)
Loss (gain) on early extinguishment of debt - continuing operations	7,572	(29)	7,572	20,874
Loss on early extinguishment of debt - discontinued operations	543	—	543	1,060
Impairment losses - discontinued operations	—	12,675	—	12,675

Comparable EBITDA	$27,417	$20,082	$116,033	$99,627

(a)	EBITDA and Adjusted EBITDA have not been adjusted for the following amounts included in net income (loss) available to common shareholders because these gains (losses) have either occurred during the prior two years or are reasonably likely to occur within two years (in thousands).

•	Loss (gain) on early extinguishment of debt from continuing operations amounted to $7,572 and $(29) for the three months ended December 31, 2005 and 2004, respectively, and $7,572 and $20,874 for the years ended December 31, 2005 and 2004, respectively.

•	Loss on early extinguishment of debt from discontinued operations amounted to $543 and $0 for the three months ended December 31, 2005 and 2004, respectively, and $543 and $1,060 for years ended December 31, 2005 and 2004, respectively.

•	Gain on sale of assets from discontinued operations amounted to $21,202 and $0 for the three months ended December 31, 2005 and 2004, respectively, and $21,202 and $75,982 for the years ended December 31, 2005 and 2004, respectively.

Three Months and Years Ended December 31, 2005 and 2004

Reconciliation of Net Income (Loss) Available to Common Shareholders to

Funds From Operations (FFO), FFO - Fully Converted and Comparable FFO

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Net income (loss) available to common shareholders	$14,006	$(9,418)	$23,507	$13,333
Depreciation and amortization - continuing operations	13,568	9,591	49,824	57,275
Depreciation and amortization - discontinued operations	—	1,062	2,782	4,188
Gain on sale of assets - continuing operations	—	—	(42)	—
Gain on sale of assets - discontinued operations	(21,202)	—	(21,202)	(75,982)
Realized portion of deferred gain on sale leasebacks	(1,061)	(1,058)	(4,355)	(2,180)
Deferred tax expense on realized portion of deferred gain on sale leasebacks	312	335	1,307	657
Minority interests adjustments	(2,244)	(2,642)	(10,546)	(5,573)
Adjustments from unconsolidated affiliates	522	494	2,096	3,174

FFO (a)	3,901	(1,636)	43,371	(5,108)
Convertible debt interest expense	—	—	—	4,105
Convertible minority interests	5,301	(271)	17,942	743

FFO - Fully Converted (a)	9,202	(1,907)	61,313	(260)
Loss (gain) on early extinguishment of debt - continuing operations	7,572	(29)	7,572	20,874
Loss on early extinguishment of debt - discontinued operations	543	—	543	1,060
Impairment losses - discontinued operations	—	12,675	—	12,675

Comparable FFO	$17,317	$10,739	$69,428	$34,349

(a)	FFO and Fully Converted FFO have not been adjusted for the following amounts included in net income (loss) available to common shareholders because these gains (losses) have either occurred during the prior two years or are reasonably likely to occur within two years (in thousands).

•	Loss (gain) on early extinguishment of debt from continuing operations amounted to $7,572 and $(29) for the three months ended December 31, 2005 and 2004, respectively, and $7,572 and $20,874 for the years ended December 31, 2005 and 2004, respectively.

•	Loss on early extinguishment of debt from discontinued operations amounted to $543 and $0 for the three months ended December 31, 2005 and 2004, respectively, and $543 and $1,060 for the years ended December 31, 2005 and 2004, respectively.

Four Quarters Ended December 31, 2005

Seasonality by Geographic Region

Same store revenues have been adjusted to show hotel performance on a comparable quarter-over-quarter basis. Adjustments include (i) exclusion of Hyatt Regency New Orleans due to a hurricane that ceased significant operations in August; (ii) exclusion of Marriott Schaumburg and Embassy Suites Lake Buena Vista Resort as these properties were sold in the fourth quarter of 2005 and their results of operations were reclassified to discontinued operations; and (iii) presentation of the European hotels without regard to either ownership structure or leaseholds. Acquisition properties and the related dates of purchase are as follows: InterContinental Chicago and InterContinental Miami (April 1, 2005), and Fairmont Chicago (September 1, 2005).

United States Hotels (as of December 31, 2005)

Acquisition property revenues - 3 Properties and 2,140 Rooms

Same store property revenues - 7 Properties and 3,040 Rooms

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	Total
Acquisition property revenues	$—	$28,664	$31,964	$44,027	$104,655
Same store property revenues	67,237	67,093	63,468	71,883	269,681

Total revenues	$67,237	$95,757	$95,432	$115,910	$374,336
Same store seasonality %	24.9%	24.9%	23.5%	26.7%	100.0%

Mexican Hotels (as of December 31, 2005)

Same store property revenues - 2 Properties and 380 Rooms

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	Total
Same store property revenues	$17,085	$15,990	$12,646	$15,891	$61,612
Same store seasonality %	27.7%	26.0%	20.5%	25.8%	100.0%

Total North American Hotels (as of December 31, 2005)

Acquisition property revenues - 3 Properties and 2,140 Rooms

Same store property revenues - 9 Properties and 3,420 Rooms

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	Total
Acquisition property revenue	$—	$28,664	$31,964	$44,027	$104,655
Same store property revenue	84,322	83,083	76,114	87,774	331,293

Total revenues	$84,322	$111,747	$108,078	$131,801	$435,948
Same store seasonality %	25.5%	25.1%	23.0%	26.4%	100.0%

European Hotels (as of December 31, 2005)

Same store property revenues - 3 Properties and 841 Rooms

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005	Total
Same store property revenues	$16,708	$23,179	$23,582	$18,923	$82,392
Same store seasonality %	20.3%	28.1%	28.6%	23.0%	100.0%

Three Months and Years Ended December 31, 2005 and 2004

Operating Statistics by Geographic Region

Operating results have been adjusted to show hotel performance on a comparable period basis. Adjustments include (i) exclusion of the seven properties distributed out of the Company in connection with the IPO; (ii) exclusion of InterContinental Chicago, InterContinental Miami and Fairmont Chicago's partial year results; (iii) exclusion of Ritz-Carlton Half Moon Bay's partial year results for the year to date analysis; (iv) exclusion of Hyatt Regency New Orleans due to a hurricane that ceased significant operations in August; (v) exclusion of Marriott Schaumburg and Embassy Suites Lake Buena Vista Resort as these properties were sold in the fourth quarter of 2005 and their results of operations were reclassified to discontinued operations; and (vi) presentation of the European hotels without regard to either ownership structure or leaseholds.

United States Hotels (as of December 31, 2005)

	7 Properties				6 Properties
	3,040 Rooms				2,779 Rooms

	Three Months Ended December 31,				Years Ended December 31,
	2005	2004	Change		2005	2004	Change
Average Daily Rate	$166.70	$162.39	2.7%		$156.30	$148.04	5.6%
Average Occupancy	65.8%	62.8%	3.0	pts	71.2%	68.4%	2.8	pts
RevPAR	$109.75	$101.95	7.7%		$111.24	$101.32	9.8%
Total RevPAR	$242.63	$219.16	10.7%		$215.81	$197.22	9.4%
Property EBITDA Margin	18.6%	17.7%	0.9	pts	22.3%	20.9%	1.4	pts

Mexican Hotels (as of December 31, 2005)

	2 Properties				2 Properties
	380 Rooms				380 Rooms

	Three Months Ended December 31,				Years Ended December 31,
	2005	2004	Change		2005	2004	Change
Average Daily Rate	$383.37	$360.35	6.4%		$369.90	$349.71	5.8%
Average Occupancy	70.0%	68.7%	1.3	pts	70.4%	67.7%	2.7	pts
RevPAR	$268.22	$247.40	8.4%		$260.47	$236.68	10.1%
Total RevPAR	$454.54	$430.89	5.5%		$444.21	$401.11	10.7%
Property EBITDA Margin	27.8%	32.5%	(4.7	)pts	30.1%	31.1%	(1.0	)pts

Total North American Hotels (as of December 31, 2005)

	9 Properties				8 Properties
	3,420 Rooms				3,159 Rooms

	Three Months Ended December 31,				Years Ended December 31,
	2005	2004	Change		2005	2004	Change
Average Daily Rate	$190.84	$184.95	3.2%		$181.78	$171.99	5.7%
Average Occupancy	66.3%	63.4%	2.9	pts	71.1%	68.3%	2.8	pts
RevPAR	$126.47	$117.26	7.9%		$129.21	$117.55	9.9%
Total RevPAR	$264.99	$241.44	9.8%		$243.31	$221.67	9.8%
Property EBITDA Margin	20.2%	20.5%	(0.3	)pts	24.0%	23.1%	0.9	pts

Three Months and Years Ended December 31, 2005 and 2004

European Hotels (as of December 31, 2005)

	3 Properties				3 Properties
	841 Rooms				841 Rooms

	Three Months Ended December 31,				Years Ended December 31,
	2005	2004	Change		2005	2004	Change
Average Daily Rate	$206.77	$224.13	(7.7)%		$238.67	$229.37	4.1%
Average Occupancy	80.0%	79.1%	0.9	pts	80.1%	80.6%	(0.5	)pts
RevPAR	$165.50	$177.23	(6.6)%		$191.16	$184.86	3.4%
Total RevPAR	$244.55	$258.47	(5.4)%		$278.53	$259.92	7.2%
Property EBITDA Margin	38.3%	35.8%	2.5	pts	40.6%	40.4%	0.2	pts